Exhibit 99.1

Abraxas Announces Comprehensive Restructuring, Transformation into Pure-Play Delaware Basin Company

•	Williston Basin Assets Sold for $87.2MM

•	Proceeds Used to Pay Off All First Lien Debt

•	All Second Lien Debt Exchanged for Preferred Stock

SAN ANTONIO—January 3, 2022 (BUSINESS WIRE)—Abraxas Petroleum Corporation, a Nevada corporation (“Abraxas” or the “Company”) (OTCQX:AXAS), today announced (i) the cash sale of its Williston Basin assets to Lime Rock Resources for $87.2MM, (ii) the repayment of all of its revolving credit facility and (iii) the exchange of its entire Second Lien Term Loan held by Angelo Gordon Energy Funding, LLC (“Angelo Gordon” or “AG”) into newly authorized Series A Preferred Stock. The transactions, which closed today, were part of the Company’s previously announced strategic alternatives review.

Bob Watson, Abraxas President & CEO stated, “For some time, Abraxas has been trying to find a solution that would resolve the indebtedness held by our lenders while at the same time providing continuing opportunity for our stockholders. The transactions announced today pay off all of our bank debt and convert AG’s 2L Term Loan into preferred equity. Most importantly, the restructuring positions Abraxas as an unlevered, Delaware Basin pure play that can now access available capital sources to restart a drilling program in the Permian Basin. In short, we now have the opportunity to drill and complete wells in order to grow our production for the benefit of our common and preferred stockholders.”

Pro Forma Capital Structure

Abraxas’ capital structure is now comprised of common stock and preferred stock. The preferred stock has an initial preference amount of approximately $137MM which will accrete at 6% per annum, compounding quarterly (the “Accreted Preference Amount”). The holders of preferred stock will have approximately 85% of the total votes allocated to common and preferred stockholders and will thus have voting control of the Company. Upon a future Deemed Liquidation event (merger or other transaction as defined in the Preferred Stock Certificate of Designation), current Abraxas stockholders would receive 5% of any distribution above $100MM, until AG has received the Accreted Preference Amount, plus 25% of any distribution above that amount. In the near term, the Company may enter into a modest revolving credit facility with a commercial bank in order to “jump start” the Permian drilling program.

Board of Directors

The size of the Abraxas board of directors has been increased to five members: two continuing Abraxas directors and three new directors designated by AG. Effective with consummation of the transactions, two AG directors have been appointed to the Board, and a third AG member will be added later in January.

Advisors

Petrie Partners Securities, LLC served as financial advisor to Abraxas. Dykema Gossett PLLC and Holland & Hart LLP served as legal counsel to Abraxas. Simpson Thacher & Bartlett LLP and Brownstein Hyatt Farber Schreck served as legal counsel to Angelo Gordon.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations in the Permian Basin.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

Contacts

Steve Harris/Vice President – Chief Financial Officer

Telephone 210.490.4788

sharris@abraxaspetroleum.com

www.abraxaspetroleum.com